BARRY L. FRIEDMAN, P.C.
                        Certified Public Accountant


1582 TULITA DRIVE                           OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                    FAX NO. (702) 896-0278


                      CONSENT OF INDEPENDENT AUDITORS


To Whom It May Concern:
                                                          January 21, 2000

     The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 21, 2000, on the Financial Statements of Accessory Specialists Incorporated, as of January 20, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,

/s/ Barry L. Friedman

Barry L. Friedman
Certified Public Accountant